Exhibit 99

For immediate release:	Contact: Andy McCormick
April 5, 2005	(212) 733-5469
Paul Fitzhenry
212-733-4637

PFIZER SEES SUSTAINED LONG-TERM GROWTH DRIVEN BY INNOVATIVE PRODUCTS, STRONG R&D PIPELINE AND OPERATING EFFICIENCIES
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Pfizer Expects $4 Billion in Annualized Cost Savings by 2008 Through Productivity Initiatives Across Company
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Company to Continue Investments in Products and R&D Pipeline; Unrivaled Product Portfolio Includes 33 Major Medicines in Ten Therapeutic Areas; 13 Major New Drug Applications Completed Toward Goal of 20 Filings in Five Years Ending in 2006
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During 2005 “Transition Year” Company Expects Full-Year
Adjusted Diluted EPS* of About $2.00
(Full-Year 2005 GAAP Diluted EPS of About $1.16)
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Pfizer Expects Double-Digit Adjusted Earnings Growth in 2006 Driven by Productivity Enhancements; For 2007, Revenue Growth from Major In-Line Products and New Products Expected to Drive Accelerated Double-Digit Adjusted Earnings Growth
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Pfizer Plans Range of New Healthcare Solutions to Add Value for Patients and Payers; CEO McKinnell: “Our Vision is Integrated Healthcare Delivery Focused on Patient Health and Wellness”

NEW YORK, April 5 – Pfizer Inc said today it will sustain long-term growth through investments in innovative current and new medicines from its strong R&D pipeline, while enhancing effectiveness and reducing operating costs.

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*"Adjusted Income" and "Adjusted diluted earnings per share (EPS)" are defined as GAAP net income and GAAP diluted earnings per share excluding discontinued operations, significant impacts of purchase accounting for acquisitions, merger-related and restructuring costs, and certain significant items. Reconciliations to GAAP net income and GAAP diluted EPS are provided within this document.

In a presentation to financial analysts, company leaders say they will leverage the company’s competitive advantages --including its global scale, proven ability to develop innovative medicines, operating flexibility, and financial strength -- to meet the challenges posed by patent expirations in the 2004-2007 period and other issues in Pfizer’s operating environment.

“Pfizer has been preparing for this period for more than a decade,” said Hank McKinnell, Pfizer’s chairman and chief executive officer. “During this time, we have transformed the company through key product launches, major acquisitions and other strategic actions. We now have competitive advantages that clearly distinguish Pfizer from others in the worldwide pharmaceutical industry.

“But 2005 will be a transition year. In addition to the loss of exclusivity on several important products, we are facing a number of uncertainties. These include the outlook for our Cox-2 franchise, continued pricing pressures, and market acceptance of new products. We expect our performance to rebound quickly in 2006 and accelerate in 2007 as we increasingly realize the benefits of the continued growth of major in-line products, new product launches and productivity initiatives.”

2005-2007 Financial Forecast and Productivity Initiatives

Vice Chairman David Shedlarz told the meeting that Pfizer expects revenues in 2005 to be substantially unchanged from 2004 when the company recorded revenues of $52.5 billion. Cost of goods sold will be substantially negatively impacted by changes in geographic and product mix, loss of exclusivity of major products in the U.S., and lower year-over-year sales of the Cox-2 franchise.

Reflecting the company’s confidence in the growth potential of its research and development pipeline, Pfizer plans to invest approximately $8 billion in R&D in 2005, compared with $7.7 billion in 2004.

Financial results for 2005 will be impacted by the adoption of new accounting regulations relating to the expensing of stock options. These regulations are expected to result in an after-tax expense of $200 million or $0.03 per share.

Pfizer’s effective tax rate for adjusted income from continuing operations is expected to rise from 21.75 percent in 2004 to 23 percent in 2005 due to a changing income mix by country and product.

Shedlarz told analysts that Pfizer’s financial strengths will be enhanced by the repatriation of more than $28 billion in foreign cash in 2005. This will strengthen Pfizer’s ability to pursue strategic opportunities while enhancing the company’s flexibility to invest in our R&D pipeline and new product potential in the U.S. The company will record a tax charge of $2.2 billion in the first-quarter in connection with the repatriation. This charge may be reduced by approximately $850 million pending anticipated technical corrections under the repatriation legislation.

Based on these and other factors, Pfizer said it expects to achieve 2005 GAAP net income of about $8.6 billion and GAAP diluted earnings per share of about $1.16. This includes non-cash charges of $2.4 billion ($0.32 per share) relating to purchase accounting attributable to the acquisition of Pharmacia; merger-related and restructuring costs of $1.4 billion ($0.18 per share) which includes both Pharmacia-related chargers and recent productivity initiative-related charges; and, an in-process research and development charge of $0.3 billion ($0.04 per share) relating to the pending acquisition of Idun Pharmaceutical, Inc., all on an after-tax basis. In addition, GAAP net income will include a tax charge of $2.2 billion ($0.30 per share) relating to the repatriation of foreign cash in 2005. Excluding these items, adjusted income is expected to be about $14.9 billion, and adjusted diluted EPS of about $2.00, subject to the variables cited in the Disclosure Notice found in this report.

For the first quarter of 2005, Pfizer expects adjusted diluted earnings per share of about $0.53 per share (GAAP diluted EPS of $0.13 per share), subject to the Disclosure Notice found in this report.

Earlier this year, Pfizer launched a company-wide initiative to streamline the organization, fund key investments, and realize significant cost savings. Pfizer is targeting $4 billion in total annualized cost savings by 2008, which represents approximately 12 percent of Pfizer’s current cost base.

Shedlarz said the financial impact of these efforts will be modest in 2005 but is expected to yield significant benefits in 2006 and 2007. In 2006, the company expects the operational and financial benefits of this productivity initiative to drive a return to double-digit growth in adjusted earnings. For 2007, the company expects revenue growth from both new products and major in-line products will drive accelerating double-digit adjusted earnings growth. Productivity initiatives will also contribute to growth in 2007.

The company estimates the cost of implementing this initiative will be $5 billion to $6 billion through 2008.

“Pfizer has the financial strength to meet the challenges of the 2005-2007 period. Pfizer’s strong cash flow will provide us with flexibility in leveraging the company’s financial strength. For example, we will intensify our efforts to acquire new products and technologies to further strengthen our new product pipeline,” Shedlarz said.

Shedlarz also said the company expects to accelerate the completion of a $5 billion share repurchase program initiated in October 2004. Pfizer now expects to complete the repurchase by mid-year, following the planned purchase of approximately $2.3 billion of Pfizer stock in the second quarter of 2005 alone. Early in the second half of the year, Pfizer will consider additional opportunities to purchase the company’s stock.

Human Health Overview:
“Beyond Pharmaceutical to Healthcare Innovation”

“Changes at Pfizer and in our environment over the past few years mean it’s time to reinvent how we approach discovering, developing and delivering new medicines,” said Karen Katen, Pfizer vice chairman and Human Health president.

Katen said Pfizer is number-one in sales in almost every major market worldwide and operates in 89 countries. The company now markets five of the world’s 25 largest-selling medicines, more than any other company. Pfizer’s product portfolio is unrivaled, with 33 major medicines in 10 distinct therapeutic areas.

Pfizer anticipates continued growth of many of its major in-line medicines, driven by strong new clinical data. “This is a key competitive advantage, as we continue to lead in clinical investigation and pursue programs with a scale and reach others simply can’t match,” Katen said.

Recently launched products are already increasing their revenue contributions, and Pfizer anticipates strong growth for them as well, driven by clinical data and increasing market acceptance. Finally, new and upcoming launches will drive revenues.

“We need to help people live healthier, especially late in life, when they suffer from chronic diseases like diabetes, heart disease, cancer, depression or macular degeneration. So both ends of the health spectrum -- reducing morbidity and mortality on one hand, and improving quality of life on the other -- are clearly major growth opportunities for our company. We need to focus not only on life span, but health span,” Katen said.

Katen highlighted recent developments for Pfizer’s key products:

Lipitor is far and away the lipid-lowering market leader, and, in fact, the most successful medicine in history, with nearly $11 billion in 2004 revenue. Lipitor continues to post double-digit growth around the world. This is due in large part to the “wall of science” built from clinical-trials data, including ASCOT, REVERSAL, CARDS and PROVE-IT and the latest study, TNT. In the eight years Lipitor has been on the market, Pfizer has invested $700 million in clinical trials and enrolled more than 80,000 patients.

Katen noted that all of Pfizer’s cardiovascular (CV) products are linked, since the diseases that each product treats often co-exist in the same patient and contribute to heightened CV risk. More and more studies show that CV risk factors must be managed simultaneously. Pfizer’s new and unique medicine, Caduet, treats hypertension and high cholesterol with the gold standard in their respective classes, Norvasc and Lipitor, which makes it an ideal tool for optimizing care.

For the Cox-2 portfolio, Pfizer looks forward to finalizing changes to its U.S. labeling with the U.S. Food and Drug Administration (FDA) as well as moving ahead with plans for clinical studies to further explore the benefits as well as the risks of the Cox-2 specific medicines compared to older, non-selective medicines. In the interim, Pfizer remains focused on the importance of these products for millions of patients around the world. “We believe that, with continued clinical work and appropriate labeling, these medicines will remain important treatment options for patients and doctors for many years to come,” Katen said.

Viagra has maintained market leadership in the face of fierce competition, and Pfizer continues to see strong growth opportunities for this product. New clinical data, effective sales and marketing efforts, and novel approaches to encourage more men to see a physician are key elements in the growth plan.

The drug candidate Revatio, a brand name for sildenafil for the treatment of pulmonary arterial hypertension, demonstrates our commitment to developing medicines for rare diseases with unmet needs.

Zithromax is off to a strong start in 2005, based on its clear benefits over competitors. Pfizer plans to extend this successful brand with the single-dose Zithromax microsphere formulation, which has been filed for approval with the FDA. This technology allows the delivery of a front-loaded antibiotic treatment that enhances compliance through directly-observed therapy in the presence of a physician.

Geodon has grown in market share as well as in new and total prescriptions. The market is clearly receptive to its distinctive benefits, including efficacy, dosing flexibility and a favorable metabolic and weight-gain profile compared to older anti-psychotic agents. Pfizer continues to expand the pool of patients who can benefit from Geodon with new indications, specifically the recently launched bipolar mania indication.

There is now substantial evidence that using Camptosar as standard first-line treatment for advanced colorectal cancer results in improved survival rates for patients. In 2004, Pfizer acquired the rights to Camptosar in Europe and Asia (except Japan).

Another newly launched medicine, Lyrica, has been well-received in Germany, the U.K. and Mexico. Lyrica’s early success signifies its clear benefits. It is effective -- with rapid, robust and sustained pain reduction across its entire dose range -- well-tolerated and easy-to-use.

Macugen, which was approved last December for neovascular (wet) age-related degeneration, adds to a best-in-class ophthalmology franchise. Macugen is the only current therapy approved for all forms of lesion subtypes, sizes and locations, and Medicare carriers in all 50 states have confirmed coverage.

Other medicines highlighted by Katen included Xalatan, the most-prescribed branded glaucoma medicine worldwide; Aromasin, which continues to be the fastest-growing aromatase inhibitor for the treatment of breast cancer in the U.S.; Rebif, for the treatment of multiple sclerosis; Vfend, with a new indication that makes it the only intravenous and oral antifungal with first-line efficacy in systemic yeast and mold infections; and indiplon, a drug candidate that is potentially the first medicine to be indicated for multiple features of insomnia.

Katen said that Pfizer is increasing the alignment of resources within the Human Health organization across therapeutic areas. “This creates an enhanced focus on all of our efforts from discovery through commercialization.”

Pfizer is also realigning individual business lines for productivity and organizational efficiency in R&D, Manufacturing, Licensing and in the commercial group. As one example, Katen noted that the U.S. Field Force, which has been recognized by physicians as the industry’s best for ten years in a row, is being redesigned to respond to changing market dynamics that include our physician customers’ time demands.

“We’re reorganizing our sales regions around states to better align with our increasingly important Medicare and Medicaid customers. We intend that the field force will remain at a scale that is consistent with meeting current customer needs, and with the capacity required to support the launches of the 20 products that we have filed and expect to file in the 2001-2006 period,” said Katen.

Pfizer also is developing and implementing a series of initiatives to address inefficiencies in healthcare. In these patient-centered models, care is focused on prevention and early intervention through means like diet and exercise and the appropriate use of medicines.

Pfizer’s ground-breaking program Florida: A Healthy State enrolled more than 150,000 patients, three times the original target. More than half of these high-risk patients exhibited improved physical health scores, and total medical costs decreased significantly relative to baseline.

Based on the Florida program, Pfizer and its partner Humana have been selected as one of nine programs that will provide care management services to high-risk Medicare beneficiaries, under the new Medicare Modernization Act. The three-year project called “Green Ribbon Health” will cover approximately 20,000 Medicare patients in Florida with congestive heart failure, diabetes or both.

“We are working toward a vision of healthcare that’s patient-centered and integrated,” Katen said. “When we serve the patient, we serve the public and our communities and carry on our tradition of innovation.”

Advanced Development Opportunities for Pfizer R&D

Dr. John LaMattina, president of Pfizer’s global R&D operations, outlined the company’s recent achievements across the broad range of R&D activities, pointing out the high level of productivity in just the last 125 days since the company’s November, 2004 analyst meeting at its Groton, Connecticut R&D site. “Pfizer’s pipeline continues to grow,” he said. “Since December, our pipeline has grown to 149 new molecular entities. We have 102 candidates in early development, 33 in mid-stage development, eight in advanced development, and another six in registration. In addition, we have 78 active product enhancement projects in development. We are optimistic that this presages a gathering influx of new advanced development opportunities over the next several years.”

Pfizer has filed an NDA with the FDA for marketing approval of Exubera, or inhaled insulin. Exubera’s European filing is proceeding. Pfizer also submitted a revised label to the FDA for the add-on epilepsy indication for Lyrica, which was approved in 2004 for the treatment of diabetic peripheral neuropathy and post-herpetic neuralgia.

Pfizer also has submitted several important supplemental NDAs for new indications for existing products including the cancer agent Aromasin, the novel antibiotic Zyvox, and the antifungal Vfend. Pfizer’s medicine depo-subQ provera has received FDA approval for contraception and endometriosis.

Pfizer said it has discontinued studies of edotecarin and is returning the compound to Banyu Pharmaceuticals.

The drug candidate torcetrapib, a novel compound designed to raise HDL, or “good” cholesterol, is being paired with Lipitor to create Pfizer’s “next generation product for atherosclerosis prevention and treatment,” LaMattina said. “The hypothesis that HDL elevation combined with LDL reduction will advance cardiovascular medicine to a new standard of care will be thoroughly investigated by a major development program that will cost approximately $800 million dollars to complete. Phase II results were presented in March at the American College of Cardiology meeting, and Phase III lipid trials are enrolling patients on schedule.

“Oncology is emerging as one of the most promising therapeutic areas in our pipeline and is in fact our second-largest area of research investment,” LaMattina said. “We are most excited by the clinical results being seen with Sutent, which inhibits both tumor cell growth and tumor vascularization.” Sutent is being studied in difficult-to-treat cancers such as renal cell carcinoma and gastrointestinal stromal tumors, with very encouraging results.

Pfizer also continues to maintain its status as partner of choice. LaMattina noted that Pfizer has forged agreements with a number of specialized companies including Rigel Pharmaceuticals and Coley Pharmaceuticals. Pfizer also has agreed to acquire Idun Pharmaceuticals and the research assets of QuoreX, and agreed to merge with Angiosyn. These agreements provide Pfizer with potential new capabilities and technologies in cancer, anti-infectives, and diagnostics, among other opportunities. “The execution of these alliance agreements, licensing deals and acquisitions is at a pace of one every two weeks,” he said.

In concluding the meeting, McKinnell said, “Today marks the beginning of another important chapter in the company’s 156-year history. We have reinvented ourselves many times and it’s clearly time to do it again. While change is always difficult, I have great confidence in the talent and dedication of my Pfizer colleagues.

“We are fully prepared to lead both a changing industry and a changing world view of health.”

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DISCLOSURE NOTICE: The information contained in this document and the attachment is as of April 5, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachment contain forward-looking information about the Company’s financial results and estimates, business prospects and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” "anticipate," "estimate," "expect," "project," "intend," "plan" "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; final actions relating to Celebrex and/or Bextra that may be taken by the FDA and/or the European Medicines Evaluation Agency in connection with their respective reviews of the benefits and risks of COX-2 specific inhibitor medicines and related agents; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare, the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political and economic conditions due to the threat of future terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia and our ability to realize the benefits of the multi-year productivity initiative announced today. A further list and description of these risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in its periodic reports on Forms 10-Q and 8-K.

APPENDIX 1
Reconciliation of Adjusted Income and Adjusted Diluted EPS to GAAP Net Income and GAAP Diluted EPS
($ Billions, Except EPS)

	Full-Year 2005 Forecast		First Quarter 2005 Forecast
Income/(Expense)	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Income and Adjusted Diluted EPS	˜$14.9	˜$2.00	˜$4.0	˜$ .53
Purchase-Accounting-Related Intangible Amortization and Other, net of tax	(2.4)	(.32)	(0.6)	(.09)
In-Process R&D (Idun Acquisition), net of tax	(0.3)	(.04)	_	_
Merger-Related and Restructuring Costs, net of tax	(1.4)	(.18)	(0.2)	(.02)
Taxes on Repatriation	(2.2)	(.30)	(2.2)	(.29)
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GAAP Net Income/Diluted EPS	˜$8.6	˜$1.16	˜$1.0	˜$ .13